                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------------
                                                             1997       1996       1995       1994       1993
                                                           ---------  ---------  ---------  ---------  ---------
EARNINGS:
Income (loss) before income taxes and 1997 and 1995
  extraordinary items....................................  $   984.6  $   872.4  $   543.5  $   498.3  $  (123.2)
Less:
  Income (loss) from less than 50% owned investees.......       19.4       15.7      (10.3)      (4.8)    --
Add:
  Rent expense representative of interest(1).............      197.7      191.5      193.4      185.7      188.2
  Interest expense net of capitalized interest...........      228.5      251.7      374.3      374.0      364.8
  Interest of preferred security holder..................       24.3       27.2        7.1     --         --
  Amortization of debt discount and expense..............        5.7       10.8       13.1        9.7        7.2
  Amortization of interest capitalized...................        3.0        2.9        4.0        3.3        4.1
                                                           ---------  ---------  ---------  ---------  ---------
    ADJUSTED EARNINGS....................................  $ 1,424.4  $ 1,340.8  $ 1,145.7  $ 1,075.8  $   441.1
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:
Rent expense representative of interest(1)...............  $   197.7  $   191.5  $   193.4  $   185.7  $   188.2
Interest expense net of capitalized interest.............      228.5      251.7      374.3      374.0      364.8
Preferred stock requirements.............................       21.9       61.0       91.8      100.0       92.2
Interest of preferred security holder....................       24.3       27.2        7.1     --         --
Amortization of debt discount and expense................        5.7       10.8       13.1        9.7        7.2
Capitalized interest.....................................       10.6        7.3       13.9        3.5        2.4
                                                           ---------  ---------  ---------  ---------  ---------
    FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS.......  $   488.7  $   549.5  $   693.6  $   672.9  $   654.8
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  REQUIREMENTS...........................................       2.91       2.44       1.65       1.60     --
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
COVERAGE DEFICIENCY......................................                                              $   213.7(2)
                                                                                                       ---------
                                                                                                       ---------

------------------------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Excluding nonrecurring special charges of $94.3 million for the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $119.4 million.